UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2009

VISION INDUSTRIES CORP.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-146209	14-1908451
(Commission File Number)	(IRS Employer Identification No.)

17383 W. Sunset Blvd., Suite A290

Pacific Palisades, CA 90272

(Address of principal executive offices and zip code)

(310) 454-5658

 (Registrant’s telephone number including area code)

22525 Pacific Coast Highway, No. 101

Malibu, California  90265

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

2009 Non-Qualified Stock Option Plan

On January 8, 2009, the Board of Directors of Vision Industries Corp. (the “Company”), proposed and the Shareholders of the Company approved the Vision Industries Corp. 2009 Non-Qualified Stock Option Plan (the “Plan”).  The purpose of the Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by non-employee directors, officers, employees, consultants, and advisors through the grant of options to purchase Common Stock in the Company.  The Plan will enable the Company to retain the services of non-employee directors, officers, employees, consultants, and advisors upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent and to compete effectively with other enterprises for the services of non-employee directors, officers and  employees as may be needed for the continued improvement of its business.

Available Options under the Plan are the lesser of 15,000,000 shares of Common Stock or an amount not to exceed 50% of the total amount of the class outstanding of Common Stock as of the record date for the 2009 Annual Meeting, rounded down to the lowest multiple of hundred thousand shares.   Eligible Participants in the Plan include such officers, employees, consultants, and advisors (whether or not Directors of the Company), and Non-Employee Directors, as the Board of Director’s Compensation and Stock Option Committee, in its sole and absolute discretion, may designate from time to time. During the term of the Plan, no Employee Participant may receive Options to purchase more than 4,500,000 shares of Common Stock under the Plan.

Investor Relations Consulting Agreement

On January 14, 2009, the Company entered into an Investor Relations Consulting Agreement (the “Agreement”) with Redwood Consultants, LLC, a California limited liability company (“Redwood”), to advise the Company regarding investor communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and to consult with management concerning such Company activities.  The term of the Agreement began on January 12, 2009 and ends on January 13, 2013.

Pursuant to the Agreement, Redwood is to advise, consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community; assist in establishing an image for the Company in the financial community; assist in creating the foundation for subsequent financial public relations efforts; and assist in its relations with the public and with its stockholders, brokers, dealers, analysts and other investment professionals.

Notwithstanding the four year term of this Agreement, the Company shall have the right to terminate the Agreement on the first, second or third anniversaries of this Agreement by sending written notice to Redwood within the 30 days prior to the end of the yearly anniversaries of this Agreement.

Compensation provided to Redwood for undertaking this engagement is the issuance of one million one hundred thousand  (1,100,000) shares of Rule 144 restricted Company stock upon execution of the agreement; in addition for each of the three (3) years beginning on the first anniversary date of the Agreement, Redwood shall be entitled to receive as additional compensation an additional one million one hundred thousand (1,100,000) warrants to purchase Company common stock per year over the next three years.  The exercise price will be $1.50 per warrant the first year, $2.50 per warrant the second year, and $3.50 per warrant the third year.  All warrants are exercisable for one year.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 5.01

Financial Statements and Exhibits

Exhibit No.	Description
10.1	Vision Industries Corp. 2009 Non-Qualified Stock Option Plan Filed herewith
10.2	Investor Relations Consulting Agreement (Redwood Consultants, LLC) Filed herewith

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION INDUSTRIES CORP.

Dated: February 11, 2009	By:	/s/ MARTIN SCHUERMANN
Name: Martin Schuermann Title: President and Chief Executive Officer